Exhibit 23.1

The stock split described in Note 20 to the consolidated financial statements has not been consummated at May 26, 2026. When it has been consummated, we expect to be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 26, 2026

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Safepoint Holdings, Inc. of our report dated April 13, 2026, except for the effects of the stock split discussed in Note 20 to the financial statements, as to which the date is     , relating to the financial statements and financial statement schedule of Safepoint Holdings, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Philadelphia, Pennsylvania

[DATE]”

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